                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                             Pain Therapeutics, Inc.
                                (Name of Issuer)

                         Common Stock, $.001 par value
                         (Title of Class of Securities)

                                    69562K100
                                 (CUSIP Number)

                                  July 14, 2000
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

         / /  Rule 13d-1(b)
         /X/  Rule 13d-1(c)
         / /  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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--------------------------------------------------------------------------------
CUSIP No.: 69562K100
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

          Cascade Investment L.L.C.

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  ----------------
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [ ]
                                                            (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Washington
--------------------------------------------------------------------------------
                                            5        SOLE VOTING POWER
             NUMBER OF SHARES
               BENEFICIALLY                          -0-
                 OWNED BY                   ------------------------------------
                   EACH                     6        SHARED VOTING POWER
                REPORTING
                  PERSON                             2,000,000
                   WITH                     ------------------------------------
                                            7        SOLE DISPOSITIVE POWER

                                                     -0-
                                            ------------------------------------
                                            8        SHARED DISPOSITIVE POWER

                                                     2,000,000
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,000,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.7%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

                                       2

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--------------------------------------------------------------------------------
CUSIP No.: 69562K100
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

          William H. Gates III

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  ----------------
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [ ]
                                                            (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------------------------------------------------------------------------------
                                            5        SOLE VOTING POWER
             NUMBER OF SHARES
               BENEFICIALLY                          -0-
                 OWNED BY                   ------------------------------------
                   EACH                     6        SHARED VOTING POWER
                REPORTING
                  PERSON                             2,000,000
                   WITH                     ------------------------------------
                                            7        SOLE DISPOSITIVE POWER

                                                     -0-
                                            ------------------------------------
                                            8        SHARED DISPOSITIVE POWER

                                                     2,000,000
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,000,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.7%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

                                       3

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Item 1.

     (a)  NAME OF ISSUER: Pain Therapeutics, Inc. (the "Issuer")

     (b) ADDRESS OF PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER: 250 East Grand Avenue, Suite 70, South San Francisco, California 94080

Item 2.

     (a)  NAME OF PERSONS FILING:
          (1) Cascade Investment L.L.C. ("Cascade")

          (2) William H. Gates III

     (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:
          (1) 2365 Carillon Point, Kirkland, Washington 98033

          (2) One Microsoft Way, Redmond, Washington 98052

     (c)  CITIZENSHIP:

          (1) Cascade is a limited liability company organized under the laws of the State of Washington

          (2) William H. Gates III is a citizen of the United States of America

     (d)  TITLE OF CLASS OF SECURITIES: Common Stock, $.001 par value

     (e)  CUSIP NUMBER: 69562K100

Item 3. Not Applicable

Item 4. OWNERSHIP.

     (a)  AMOUNT BENEFICIALLY OWNED: 2,000,000

     (b)  PERCENT OF CLASS: 7.7%

     (c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:
          (i)   Sole power to vote or to direct the vote -0-
                                                         ---
          (ii)  Shared power to vote or to direct the vote 2,000,000*
                                                           ----------
          (iii) Sole power to dispose or to direct the disposition of -0-
                                                                      ---
          (iv)  Shared power to dispose or to direct the disposition of
                2,000,000*
                ----------
          * All shares held by Cascade may be deemed to be beneficially owned by William H. Gates III as the sole member of Cascade.

Item 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:  Not Applicable

Item 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON: Not Applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY: Not Applicable

Item 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP: Not
        Applicable

Item 9. NOTICE OF DISSOLUTION OF A GROUP: Not Applicable

Item 10. CERTIFICATION:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  July 24, 2000
                                  -------------
                                  Date

                                  CASCADE INVESTMENT L.L.C.

                                  By /s/ Michael Larson
                                     ------------------
                                     Michael Larson, Manager

                                  WILLIAM H. GATES III

                                  /s/ William H. Gates III, by Michael Larson
                                      as attorney in fact
                                  --------------------------------------------
                                  William H. Gates III, by Michael Larson
                                  as attorney in fact*


                             JOINT FILING AGREEMENT

We, the signatories of the statement to which this Joint Filing Agreement is attached, hereby agree that such statement is filed, and any amendments thereto filed by either or both of us will be filed, on behalf of each of us.

DATED: July 24, 2000.
                                  Cascade Investment L.L.C.

                                  By /s/ Michael Larson
                                     ------------------
                                     Michael Larson, Manager

                                  WILLIAM H. GATES III

                                  /s/ William H. Gates III, by Michael Larson
                                      as attorney in fact
                                  --------------------------------------------
                                  William H. Gates III, by Michael Larson
                                  as attorney in fact*


* Duly authorized under power of attorney dated March 20, 2000, by and on behalf of William H. Gates III, filed with Cascade's Schedule 13G with respect to Wisconsin Central Transportation Corporation on April 28, 2000, SEC File Number 005-41648, and incorporated by reference herein.


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